Exhibit 10.1

SECOND MODIFICATION TO LOAN AND SECURITY AGREEMENT

This Second Modification to Loan and Security Agreement (this “Modification”) is entered into by and between HEMACARE CORPORATION and CORAL BLOOD SERVICES, INC. (“Borrower”) and COMERICA BANK (“Bank”) as of this 1st day of July, 2005, at San Jose, California.

RECITALS

This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

Bank and Borrower previously entered into a Loan and Security Agreement (Accounts and Inventory) dated November 19, 2002, which was subsequently modified pursuant to that certain modification agreement dated March 22, 2004.  The Loan and Security Agreement as so modified, and as such may be otherwise modified, amended, restated, supplemented, revised or replaced from time to time prior to the date hereof shall collectively be referred to herein as the “Agreement.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1.             Incorporation by Reference.  The Recitals and the documents referred to therein are incorporated herein by this reference.  Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

2.             Modification to the Agreement.  Subject to the satisfaction of the conditions precedent as set forth in Section 3 hereof, the Agreement is hereby modified as set forth below.

a.             In Section 2.2 of the Agreement, the interest rate “Base Rate plus 50/100 (0.500%)” is hereby deleted and replaced with the interest rate “Base Rate minus 25/100 (0.250%)”.  See LIBOR Addendum attached hereto and made a part of this Agreement.

b.             In Section 3.1 of the Agreement, the date “June 30, 2005” is hereby deleted and replaced with the date “June 30, 2007”.

c.             Section 6.5 first paragraph of the Agreement is hereby deleted in its entirety and replaced with the following:

“6.5         Borrower shall keep the Inventory only at the following locations: 21101 Oxnard Street, Woodland Hills, CA 91367 / 1 Odell Plaza, Suite 145, Yonkers, NY 10701 / 162 Governors Trumbull Way, Trumbull, CT 06611 / 330 Mt. Auburn Street, Cambridge, MA 02238 / 300 Professional Drive, Scarborough, ME 04074 / 992 Union Street #6, Bangor, ME 04401 / 4954 Van Nuys Blvd., Van Nuys, CA 91403 / 2250 Alcazar Street #136, Los Angeles, CA 90033.”

d.             Section 6.6(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“6.6(d)  Other than sales of Inventory in the ordinary course of Borrower’s business, to sell, lease, or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of Borrower’s assets at any one time between any of Borrower’s assets exceeding Fifty Thousand and no/100 Dollars ($50,000.00) in value.”

e.             Section 6.9(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“6.9(a)  Borrower will not make any distribution or declare or pay any dividend (in stock or in cash) to any shareholder or on any of its capital stock, of any class, whether now or hereafter outstanding; provided, however, so long as no Event of Default has or is continuing hereunder, to the extent that and so long as Borrower is an entity that is not directly subject to Federal income taxation and with respect to which any earnings are attributable ratably to each Person with an ownership interest in Borrower, Borrower may make distributions to each such Person in an amount necessary to pay each such Person’s income tax resulting from such ownership interest in Borrower, provided, further, that, promptly upon request of Bank, Borrower shall cause each such Person to provide Bank with copies of its tax return to substantiate any such distribution;”

f.              Section 6.11 of the Agreement is hereby deleted in its entirety and replaced with the following:

“6.11  Borrower shall promptly notify Bank in writing of its acquisition by purchase, lease or otherwise of any after acquired property, exceeding Fifty Thousand and no/100 Dollars ($50,000.00) in value, at any one time of the type included in the Collateral, with the exception of purchases of Inventory in the ordinary course of business.”

1

3.             Legal Effect.

a.             Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.  Except as expressly set forth herein, the execution, delivery, and performance of this Modification shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

b.             Borrower represents and warrants that each of the representations and warranties contained in the Agreement are true and correct as of the date of this Modification, and that no Event of Default has occurred and is continuing.

c.             The effectiveness of this Modification and each of the documents, instruments and agreements entered into in connection with this Modification is conditioned upon receipt by Bank of this Modification and any other documents which Bank may require to carry out the terms.

d.             In consideration for Bank’s willingness to enter into this Modification, Borrower shall pay to Bank a non-refundable fee in the sum of Three Thousand Seven Hundred Fifty and no/100 Dollars ($3,750.00), which shall be deemed earned by Bank as of the date of this Modification and shall be payable by Borrower concurrently with Borrower’s execution of this Modification.

4.             Miscellaneous Provisions.

a.             This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof.  All amendments hereto must be in writing and signed by the parties.

b.             This Modification may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

HERMACARE CORPORATION		COMERICA BANK

By:	/s/ Robert S. Chilton	By:	/s/ Rudy Cedillos
Title:	Executive Vice President & CFO		Rudy Cedillos
Vice President-Western Division

By:	/s/ Judi Irving
Title:	CEO

CORAL BLOOD SERVICES, INC.

By:	/s/ Robert S. Chilton
Title:	Executive Vice President & CFO

By:	/s/ Judi Irving
Title:	CEO

2

LIBOR

Addendum To Loan and Security Agreement

This LIBOR Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of this 1st day of July, 2005, by and between Comerica Bank (“Bank”) and Hemacare Corporation and Coral Blood Services, Inc. (“Borrower”).  This Addendum supplements the terms of the Loan and Security Agreement dated November 19, 2002 by and between Borrower and Bank.

1.             Definitions.

a.             Advance.  As used herein, “Advance” means a borrowing requested by Borrower and made by Bank under the Note, including a LIBOR Option Advance and/or a Base Rate Option Advance.

b.             Business Day.  As used herein, “Business Day” means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

c.             LIBOR.  As used herein, “LIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(1)           “Base LIBOR” means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

(2)           “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor)  for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

d.             LIBOR Business Day.  As used herein, “LIBOR Business Day” means a Business day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

e.             LIBOR Period.  As used herein, “LIBOR Period” means, with respect to a LIBOR Option Advance:

(1)           initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a thirty (30), sixty (60), or ninety (90) day basis thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Note or in the notice of conversion as provided in this Addendum; and

(2)           thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a thirty (30), sixty (60), or ninety (90) day basis thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

f.              Note.  As used herein, “Note” means the Loan and Security Agreement dated November 19, 2002.

g.             Regulation D.  As used herein, “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

h.             Regulatory Development.  As used herein, “Regulatory Development” means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

2.             Interest Rate Options.  Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note:

a.             A rate equal to two percent (2.000%) above Bank’s LIBOR, (the “LIBOR Option”), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

b.             A rate equal to one quarter of one percent (0.250%) below the “Base Rate” as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time (the “Base Rate Option”).

3.             LIBOR Option Advance.  The minimum LIBOR Option Advance will not be less than Five Hundred thousand and no/100 Dollars ($500,000.00) for any LIBOR Option Advance.

4.             Payment of Interest on LIBOR Option Advances.  Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Note.  Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

5.             Bank’s Records Re:   LIBOR Option Advances.  With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.

6.             Selection/Conversion of Interest Rate Options.  At the time any Advance is requested under the Note and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Note, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period.  Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period.  For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period.  If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day.  If no specific designation of interest is made at the time any Advance is requested under the Note or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Base Rate Option for such Advance or the principal amount to which such LIBOR Period applied.  At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Base Rate Option.  At any time the Base Rate Option is in effect, Borrower may convert to the LIBOR OPTION, and shall designate a LIBOR Period.

7.             Default Interest Rate.  From and after the maturity date of the Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time applicable to the Note.

8.             Prepayment.  In the event that the LIBOR Option is the applicable interest rate for all or any part of the outstanding principal balance of the Note, and any payment or prepayment of any such outstanding principal balance of the Note shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the applicable interest rate for all or any part of the outstanding principal balance of the Note in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any outstanding principal balance of the Note hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Base Rate Option prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the applicable interest rate hereunder in respect of such outstanding principal balance of the Note, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties.  Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Note, as provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market.  Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Note hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Note and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Note hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph.  Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Any outstanding principal balance of the Note which is bearing interest at such time at the Base Rate Option may be prepaid without penalty or premium.  Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE NOTE, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE NOTE IN RELIANCE ON THESE AGREEMENTS.

/s/ RSC	/s/ JI
BORROWER’S INITIALS

9.             Hold Harmless and Indemnification.  Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

10.           Funding Losses.  The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination.  A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes.  This obligation shall survive the termination of this Addendum and the payment of the Note.

11.           Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR.  If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank’s reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

(i)            In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

(ii)           No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

12.           Additional Costs.  Borrower shall pay to Bank from time to time, upon Bank’s request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank’s obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities).  Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

13.           Legal Effect.  Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

HERMACARE CORPORATION		COMERICA BANK

By:	/s/ Robert S. Chilton	By:	/s/ Rudy Cedillos
Rudy Cedillos
Title:	Ex. Vice President & CFO		Vice President-Western Division

By:	/s/ Judi Irving

Title:	CEO

CORAL BLOOD SERVICES, INC.

By:	/s/ Robert S. Chilton

Title:	Ex. Vice President & CFO

By:	/s/ Judi Irving

Title:	CEO